Exhibit 99.1

Envision Solar Reports Financial Results for the Fiscal Second Quarter Ended June 30, 2019

•	Revenue of $1.6 Million for the Second Quarter ended June 30, 2019, Increased by Approximately $800,000 or 94%
•	Gross Profit of $61,545 for the Second Quarter ended June 30, 2019 Increased by Approximately $42,000 or 229%
•	Cleaned up and strengthened the balance sheet, no debt outstanding

SAN DIEGO – August 14, 2019 – Envision Solar International, Inc., (Nasdaq CM: EVSI, EVSIW) (“Envision Solar,” or the “Company”), the leading producer of unique and sustainable infrastructure products for electric vehicle charging, energy security and outdoor media, today announced financial results for its fiscal second quarter and the six months ended June 30, 2019.

Second Quarter 2019 Business Highlights and Recent Developments

•	Strongest balance sheet position in the Company’s history - $5.9 million of cash
•	Paid off all debt with proceeds from offering
•	Announced follow-on order from a southern California city customer
•	Added leading commercial real estate management firm Accesso Services to growing roster of customers
•	Katherine H. McDermott appointed Chief Financial Officer
•	Follow-on order received from City of Santa Monica
•	Order received from first major pharmaceutical company
•	EV ARCTM Solar-Powered EV charger featured at Government Fleet Expo
•	Added major solar distributor to growing roster of customers
•	Closed upsized $12 million public offering
•	Closed over-allotment exercise for gross proceeds of $1.2 million

“I am pleased to report that in the second quarter we continued the momentum that has propelled our growth and development as a company in 2019,” said Desmond Wheatley, Envision Solar's CEO. “Revenues in the second quarter increased 94% year over year as our production facility has ramped up to build and deliver product. Due to our aggressive sales and marketing activities, we have experienced an influx of new orders in recent months, primarily from government agencies across the U.S., and our backlog scheduled for shipment in 2019 continues to be robust at $2.5 million as of June 30, 2019. I am confident in our ability to continue to fine tune our sales process and convert pipeline into sales as a result of the increasing need for our product in the market. In addition, we are making progress on our manufacturing process to increase the velocity of delivering high-quality products to our customers and enhancing our gross margin.”

Fiscal Second Quarter 2019 Financial Summary

Revenues. For the three months ended June 30, 2019, our revenues were $1,640,350, compared to $844,495 for the three months ended June 30, 2018, a 94% increase. Revenue in the three months ended June 30, 2019 included shipment of 16 EV ARCTM units to the city of New York, completing the latest purchase order received against our city-wide, multi-year contract. Other revenues in the period were derived from sales through our multi-year contract with the State of California and corporate sales. For the six months ended June 30, 2019, revenues were $2,829,945 compared to $3,720,467 for the same period in 2018, a 24% decrease caused in part by our later than anticipated closing of the public offering, causing delays in the development of new products and delivery of existing products. Revenues from the city of New York were very strong in both periods, with deliveries up 13% from 34 EV ARCTM units delivered in the six months ended June 30, 2019, compared to 30 units in the six months ended June 30, 2018.

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Net loss for the quarter ended June 30, 2019 was $983,874, or $0.21 per basic and diluted share, compared to a net loss of $774,271, or $0.27 per basic and diluted share for the quarter ended June 30, 2018. The increased loss for the quarter was due to higher operating expenses for Nasdaq fees, investor relations, trade shows, and a one-time consulting fee of $80,000, partially offset by lower commissions and decreased sales personnel due to a position which is temporarily open while the company recruits new sales and marketing personnel. Interest expense was also higher, primarily due to a one-time fee to extend a note due to delays in the public offering, which has since been paid off. Net loss for the six months ended June 30, 2019 was $1,933,505, or $0.51 per basic and diluted share, compared to a net loss of $1,785,878, or $0.62 per basic and diluted share for the same period in the prior year. The increased loss was primarily due to increased operating expenses and interest expense for the reasons described above, as well as an offsetting decrease for director fees for non-cash compensation expense due to the timing of grants. The net loss, excluding interest expense that will cease as a result of the debt reduction, would have been reduced to approximately $657,000 and $1,231,000 for the three and six months ended June 30, 2019.

Liquidity and Capital Resources

Cash increased from $244,024 at December 31, 2018 to $5,917,218 at June 30, 2019. The cash balance at June 30, 2019 reflects the public offering and over-allotment exercise resulting in gross proceeds of $13.2 million. Funds from this offering were used to pay off all of the Company’s debt, including the convertible line of credit, convertible notes payable and notes payable, offering costs, to pay down accounts payable and accrued interest, and to fund inventory and accounts receivable. Inventory and accounts receivable together amount to approximately $3.0 million.

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, produces and sells its unique, patented, sustainable infrastructure products for electric vehicle charging, energy security and outdoor media including the EV ARC™ and the Solar Tree® with EnvisionTrak™ patented solar tracking, SunCharge™ solar Electric Vehicle Charging, ARC™ technology energy storage, and EnvisionMedia™ solar advertising displays.

Based in San Diego, the company produces Made in America products. Envision Solar is listed on the Nasdaq CM under the symbols EVSI and EVSIW. For more information visit www.envisionsolar.com or call (858) 799-4583. Follow us on social media to keep up with the latest news: Facebook, Twitter, Instagram, and YouTube.

Forward-Looking Statements

This Envision Solar International, Inc. Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements.  Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

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Media Contact:

Lucia Asbury

Envision Solar International, Inc.

(858) 799-4583

gosolar@envisionsolar.com

Investor Relations:

Tristan Traywick

Senior Account Director

CORE IR

516 222 2560

tt@coreir.com

www.coreir.com

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Envision Solar International, Inc.

Condensed Balance Sheets

(000's omitted)

	June 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current Assets
Cash	$5,917	$244
Accounts Receivable, net	1,366	1,291
Prepaid and other current assets	432	256
Inventory, net	1,503	1,131
Total Current Assets	9,218	2,922

Property, Plant and Equipment, net	665	133

Other Assets
Patents, net	152	132
Deposits	57	105
Deferred Equity Offering Costs	–	195
Total Other Assets	209	432

Total Assets	$10,092	$3,487

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$656	$1,368
Accrued Expenses -Short Term Portion	798	614
Sales Tax Payable	14	–
Deferred Revenue	835	836
Convertible Line of Credit	–	960
Convertible Notes Payable, net	–	1,104
Note Payable, net	–	788
Auto Loan - current portion	11	11
Total Current Liabilities	2,314	5,681

Accrued Expenses -Long Term Portion	87	–
Convertible Note Payable	201	178
Convertible Notes Payable - Long Term Portion	–	100
Long term portion of Auto Loan	4	9
Total Long Term Liabilities	292	287

Total Liabilities	2,606	5,968

Total Stockholders' Equity (Deficit)	7,486	(2,481)
Total Liabilities and Stockholders' Equity (Deficit)	$10,092	$3,487

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Envision Solar International, Inc.

Condensed Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2019	2018	2019	2018

Revenues	$1,640	$844	$2,830	$3,720
Cost of Revenues	1,579	826	2,822	3,667
Gross Profit	61	18	8	53

Operating Expenses	741	573	1,263	1,182
Loss From Operations	(680)	(555)	(1,255)	(1,129)

Other Income (Expense)
Other Income	23	1	24	1
Interest Expense	(327)	(220)	(702)	(658)
Total Other Income (Expense)	(304)	(219)	(678)	(657)

Loss Before Tax Expense	(984)	(774)	(1,933)	(1,786)
Tax Expense	–	–	1	–
Net Loss	$(984)	$(774)	$(1,934)	$(1,786)

Net Loss Per Share - Basic and Diluted	$(0.21)	$(0.27)	$(0.51)	$(0.62)
Weighted Average Shares Outstanding - Basic and Diluted	4,667,297	2,894,130	3,766,041	2,882,030

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